Exhibit 23.5

Consent of Black Mountain Technology

In connection with U.S. Geothermal Inc.'s registration statement on Form S-3 (the "Registration Statement") under the United States Securities Act of 1933, I, Susan Petty, on behalf of Black Mountain Technology ("Black Mountain"), hereby consent to the use of Black Mountain's name and to the use of the "Empire Geothermal Project Evaluation" dated August, 2006, as updated March 2008 (the "Project Evaluation"), references to the Project Evaluation, or portions thereof, or information derived from the Project Evaluation, in, or incorporated by reference in, the Registration Statement.

Dated at Seattle, Washington, this 11th day of October, 2010.

/s/ Susan Petty
Name: Susan Petty
Title: Principal and Owner